Exhibit 10.4

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT AND RELEASE (“Agreement”) dated as of March 31, 2009 (the "Effective Date") is made and entered into by and between:

 Live Current Media Inc., a Nevada corporation having its principal office at 375 Water St., Suite 645, Vancouver, BC Canada V6C 5B6 ("Live Current"),

 and

Board of Control for Cricket in India, a society registered under the Tamil Nadu Societies Registration Act, 1860, having its principal office at Brabourne Stadium (North Stand), Veer Nariman Road, Churchgate, Mumbai, India 400020 ("BCCI"),

Live Current and BCCI are sometimes collectively referred to herein as the "Parties" and each individually as a "Party."

RECITALS

          WHEREAS, Live Current and BCCI entered into a Memorandum of Understanding dated April 16, 2008 (the "BCCI-MOU"), pursuant to which BCCI appointed Live Current to design, build, host, operate, maintain and promote the BCCI Website (the “Project”);

          WHEREAS, the BCCI wishes to take back control of the BCCI website and Live Current is willing to hand back control;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

AGREEMENT

1.      Definitions.   (a) Unless defined herein, capitalized terms have the meaning given to them in the BCCI-MOU.

2.      Termination of BCCI-MOU.  Live Current and BCCI hereby mutually agree that, as of the Effective Date, the BCCI-MOU shall be terminated and will be of no further force and effect and all rights and obligations of the Parties thereunder shall be terminated.

3.       Effect of Termination.  Without prejudice to the generality of clause 2 above, upon execution of this Agreement, (a) all rights, licenses and benefits granted to Live Current under the BCCI-MOU shall forthwith revert to BCCI; (b)  Live Current shall immediately cease to exercise or exploit any such rights, licenses or benefits and BCCI shall immediately thereafter be entitled to grant all or any such rights, licenses or benefits to any other person; (c) Live Current shall not thereafter use or exploit its previous connection with BCCI or any of the IPL, whether directly or indirectly; (d) Live Current shall not at any time thereafter (i) disclose or use any confidential information relating to BCCI, or the IPL acquired by Live Current during or as a result of the BCCI-MOU; (ii) make any use of any trade marks, trade names and/or logos of BCCI, the BCCI sponsors,or partners or any similar trade marks, trade names and/or logos; (iii) purport to be associated with BCCI and/or the IPL; (d) Live Current shall promptly return to BCCI all property of BCCI within its possession, save that Live Current will be permitted to retain such property as it demonstrates (to the BCCI’s reasonable satisfaction) to be required by law to be maintained for records;  (e) Live Current shall execute any documents required by BCCI to effect the termination and/or assignment to BCCI of any rights in connection with the BCCI-MOU;

4.      No Other Outstanding Obligations. The Parties hereby mutually agree and acknowledge that this Agreement constitutes a full and final settlement of any and all historic and future outstanding obligations due from Live Current under the BCCI-MOU and there are no other outstanding payments under the BCCI-MOU due or owing of or from Live Current as of the effective date of this Termination Agreement.

5.      Agreement Self-Executing. The Parties further agree that this Agreement shall be self-executing and the transaction contemplated herein shall be effected without the need for further documentation.

6.      Live Current’s Release of BCCI.  Live Current, on behalf of itself, its parents, subsidiaries, affiliates, and their respective officers, directors, agents, representatives, successors and assigns, does hereby unequivocally release and discharge BCCI and any of its officers, directors, agents, managers, employees, representatives, legal and financial advisors, parents, subsidiaries, affiliates, sub-committee units, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "BCCI Releasees"), from any and all actions, causes of action, claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and liabilities whatsoever, in law, equity or otherwise (collectively, "Claims"), whether currently known or unknown, arising under, in connection with or relating to, the BCCI-MOU or the obligations contemplated thereby, any action or failure to act under the BCCI-MOU or the events leading to the termination of the BCCI-MOU.

7.      BCCI’s Release of Live Current.  BCCI, on behalf of itself, its parents, subsidiaries, affiliates, sub-committee units, and their respective officers, directors, agents, representatives, successors and assigns, does hereby unequivocally release and discharge Live Current and any of its officers, directors, agents, managers, employees, representatives, legal and financial advisors, parents, subsidiaries, affiliates, principals or partners, and any heirs, executors, administrators, successors or assigns of any said person or entity (the "Live Current Releasees"), from any and all actions, causes of action, claims, suits, debts, dues, sums of money including the Accrued Liability and any and all Minimum Annual Fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and liabilities whatsoever, in law, equity or otherwise (collectively, "Claims"), whether currently known or unknown, arising under, in connection with or relating to, the BCCI-MOU or the obligations contemplated thereby, any action or failure to act under the BCCI-MOU, or the events leading to the termination of the BCCI-MOU.  It is acknowledged and accepted that this release from Live Current’s accrued liabilities under the BCCI-MOU is conditional on the payment by 1 July 2009 of US$750,000 due from Live Current to BCCI under the BCCI-MOU, which payment shall be made by Global Cricket Ventures PTE Limited (“GCV) under the Novation Agreement entered into by Live Current, BCCI (for and on behalf of its separate sub-committed known as Indian Premier League) GCV and simultaneously with this Mutual Termination Agreement.  It is acknowledged that the agreed termination hereunder is not conditional on such payment being made by GCV.

8.       Confidentiality and Publicity. (a)  No Party shall disclose (or permit or cause its employees, agents or representatives to disclose), Confidential Information (as defined in the BCCI) disclosed to it (including information disclosed during audit) by another Party, to any other person, without the prior written consent of the other Party to whom the duty of confidentiality is owed, Except That the Parties may disclose any such Confidential Information: (a) if and to the extent required by Law or for the purpose of any judicial proceedings; (b) if and to the extent required by regulatory or governmental body to which that party is subject including the U.S. Securities and Exchange Commission (“SEC’), only to the extent that such requirement has the force of law; (c) to its professional advisers (which shall include in the case of BCCI IMG), auditors and bankers, and its (or its Affiliates') employees, agents or representatives; (d) if and to the extent the information is or has come into the public domain through no fault of that Party; and (e) if and to the extent the other Party has given prior written consent to the disclosure. BCCI-IPL acknowledges that upon execution of this Agreement, Live Current must disclose this Agreement and the MOU to the SEC.

(b)  Live Current and BCCI agree to cooperate with respect to the form and content of a joint press release to be issued by Live Current and BCCI on the signing of this Agreement with respect to the termination of the BCCI and this Agreement.  Neither Live Current nor GCV shall release any press release relating to the BCCI or this Agreement without BCCI’s prior written approval, not to be unreasonably withheld or delayed.

9.      Representations of the Parties. Live Current and BCCI each represent to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and is in good standing; (b) it has power to execute and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms.

10.  Waiver. Any term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by any laws or otherwise afforded, will be cumulative and not alternative.

11.  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

12.  Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

13.  Entire Agreement. This Agreement supercedes all prior discussions, representations, warranties and agreements, both written and oral, among the Parties with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

14.  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

16.  Governing Law. (a)  This Agreement shall be governed by and construed in accordance with the substantive laws of India.  Any dispute arising out of or in relation to this Agreement involving the interpretation or implementation of the Clauses of this Agreement, or the breach, termination or validity thereof, shall be resolved in accordance with the procedures specified in this Clause which shall be the sole and exclusive procedure for the resolution of any and all such disputes before seeking recourse to Arbitration.

(b)           The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by good faith negotiations for a period of twenty-one (21) days from date of issuance of written notice that a dispute has arisen.

(c)           Any dispute which has not been resolved as provided herein within 21 days of the initiation of such procedure, shall be settled exclusively by arbitration in Mumbai India, in accordance with ARBITRATION AND CONCILIATION ACT, 1996.  The arbitration tribunal shall consist of 3 arbitrators, with each party designating one arbitrator and the said chosen arbitrators designating the third arbitrator. The place of arbitration in India shall be in Mumbai, and the language of arbitration shall be English. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

(d)           The Parties hereby agree any award of the tribunal shall be enforced in any court of competent jurisdiction in Mumbai.

17.  Counterparts. This Agreement may be executed via facsimile transmission and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, Live Current and BCCI have caused this Mutual Termination Agreement and Release to be duly executed as of the date first above written by their respective officers duly authorized.

LIVE CURRENT MEDIA INC.

By: /s/ Mark Melville	Witnessed by: /s/ Amy Frankel
Mark Melville

BOARD OF CONTROL FOR CRICKET IN INDIA

By: /s/ Lalit Modi	Witnessed by: /s/ E. M. DeVilliers
Lalit Modi